EMPLOYMENT AGREEMENT




     THIS AGREEMENT is made effective as of June 7, 1999 by and between Robert Honse (hereafter "Honse") and Farmland Industries, Inc., a Kansas cooperative corporation (together with all affiliates, the "Company").

     WHEREAS, Honse is an integral part of the Company's management; and

     WHEREAS, the Company is contemplating the possible full consolidation of its business with the business of Cenex Harvest States Cooperatives through a merger or other similar transaction (the "Consolidation") and desires to assure both itself and Honse of continuity in the event of the Consolidation;

     NOW, THEREFORE, it is hereby agreed to by and between the parties as follows:


1.   Employment


The Company hereby agrees to, and does hereby, employ Honse as Executive Vice President and Chief Operating Officer, and Honse hereby agrees to accept employment with the Company in such position upon the other terms and conditions set forth in this Agreement. It is understood that the Company or its successor may appoint Honse to a different position, and that Honse may accept such a position, subject to the other terms and conditions set forth in this Agreement.

2.   Period of Employment; Termination of Agreement

The period of employment shall commence on the date of this Agreement and continue through December 31, 2000. In the event of the Consolidation, the period of employment shall continue for a rolling three (3) year period, provided that Honse's employment may be earlier terminated by either party subject to the rights and obligations of the parties set forth herein.

3.   Performance

Throughout the period of employment, Honse agrees to devote his full time and attention during normal business hours to the business of the Company, except for earned vacations and except for illness or incapacity.

4.   Compensation

		     (a)  For all services to be rendered by Honse in any capacity during the period of employment, Honse shall be paid as annual compensation a base salary of at least $481,224.00.  The Company will annually review Honse's annual compensation and determine what is appropriate for a cost of living increase, merit increase, and/or increase related to a change in Honse's responsibilities or duties.

     (b) During the term of his employment hereunder, Honse shall be eligible to participate in all of the Company's variable pay programs. Honse shall further be entitled to any additional employee benefits separately made available to him from time to time by the Company in its discretion.

     (c) The Company shall bear such ordinary and necessary business expenses incurred by Honse in performing his duties hereunder as the Company determines from time to time, provided that Honse accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

5.   Termination with Severance Allowance


     (a) Termination by the Company Not for Cause. In the event of termination of the employment of Honse by the Company, prior to the applicable expiration date, for any reason other than for cause, as defined in paragraph 6(a), death or disability, the Company shall:

        (i) pay Honse a severance allowance in the amount of 2.99 times the "Annual Amount" as defined herein;

       (ii) continue his family health insurance for one (1) year; and

      (iii) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Honse's payment of the retiree premium rate; provided that such coverage shall terminate if and when Honse becomes eligible for coverage, without any exclusions for preexisting conditions, through another group plan.

            Said severance allowance shall be in lieu of all other severance payable to Honse under Company severance policies.

     (b) Termination by Honse if the Consolidation is closed on or before December 31, 2000. If the Consolidation is closed on or before December 31, 2000; and if (i) Honse is not offered the position of Chief Executive Officer of the Company or its successor on or before June 1, 2001, or (ii) the Company or its successor names someone other than Honse as its new Chief Executive Officer; and if Honse thereafter resigns his employment on or before June 1, 2002, the Company shall:

        (i) pay Honse a severance allowance in the amount of 1.99 times the "Annual Amount" as defined herein;

       (ii) continue his family health insurance for one (1) year; and

      (iii) continue his family health insurance thereafter up to age 65 (or any revised age for Medicare eligibility), upon Honse's payment of the retiree premium rate; provided that such coverage shall terminate if and when Honse becomes eligible for coverage, without any exclusions for preexisting conditions, through another group plan.

            Said severance allowance shall be in lieu of all other severance payable to Honse under Company severance policies.

     (c) Additional Payments. In the event that Honse becomes entitled to payments under paragraphs 5(a), 5(b), or 7 of this Agreement, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Section 4999 of the Code to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to Honse or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Honse shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Honse of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Honse would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Honse's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including Honse's share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Honse, he will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Honse in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in Honse's tax return pursuant to this Section 6, Honse shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

     (d) Request and Release. In order to obtain any severance allowance provided for in this Agreement, Honse must submit a request for severance and must sign a complete release of all claims. The Company shall have no obligation to pay any severance allowance unless and until Honse shall have submitted the request for severance and signed a full and complete release of all claims, to be drafted by Legal Counsel for the Company.

6.   Termination without Severance Allowance

     (a) Termination by the Company for Cause. The Company may terminate Honse's employment for cause without incurring further obligation. For the purpose of this Agreement, termination of Honse's employment shall be deemed to have been for cause only:

        (i) if termination of Honse's employment shall have been the result of an act or acts of fraud, theft or embezzlement on the part of Honse which, upon conviction, would constitute a felony and which results or which is intended to result directly or indirectly in gain or personal enrichment of Honse at the expense of the Company; or

       (ii) if termination of Honse's employment results from Honse's willful and material misconduct, including willful and material failure to perform his duties, and Honse has been given written notice by the Company with respect to such and Honse does not cure within a reasonable time; or

      (iii) if there has been a breach by Honse during the period of employment of the provisions of Paragraph 3 above, relating to the time to be devoted to the affairs of the Company, and with respect to any alleged breach of Paragraph 3 hereof, Honse shall have substantially failed to remedy such alleged breach within thirty days from Honse's receipt of notice from the Company.

     (b) Nonrenewal of Agreement. In the event of the Consolidation, except as otherwise provided in paragraph 5(b) above, the Company may elect not to renew this Agreement, and thereby to terminate Honse's employment hereunder without any severance obligations, upon at least three (3) year's prior written notice to Honse.

     (c) Termination by Honse. Honse shall have the right to terminate his employment in his sole discretion, with or without cause, by providing thirty
(30) days notice of his intent to resign. Except as otherwise provided in paragraph 5(b) above, Honse shall in that event receive no further compensation or severance allowance.

     (d) Death. In the event of Honse's death during the period of employment, the legal representative of Honse shall be entitled to the base or fixed salary provided for in Paragraph 4(a) above for the month in which death shall have occurred, at the rate being paid at the time of death, and the period of employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred but without prejudice to any benefits, such as life insurance, otherwise due in respect of Honse's death.

     (e)  Disability

        (i) In the event of Honse's disability during the period of employment, Honse shall be entitled to an amount equal to the base or fixed salary provided for in Paragraph 4(a) above, at the rate being paid at the time of the commencement of disability, for the period of such disability but not in excess of twelve (12) months from the beginning of the period that establishes such disability, as described in Paragraph 6(e)(iii) below.

       (ii) The amount of any payments due under Paragraph 6(e)(i) shall be reduced by any payments to which Honse may be entitled for the same period because of disability under any disability or pension plan of the Company or of any division, subsidiary, or affiliate thereof, or as the result of workers' compensation or nonoccupational disability payments received from any government entity.

      (iii) The term "Disability" as used in this Agreement, shall mean an illness or accident occurring during the period of employment which prevents Honse from performing the essential functions of his job under this Agreement, with reasonable accommodations (as defined by federal and Missouri disability laws), for a period of six consecutive months. The period of employment shall be deemed to have ended as of the close of business on the last day of such six-month period but without prejudice to any payments due Honse from any disability policy or disability insurance.

7.   Transaction Incentive


If the Company and Cenex Harvest States Cooperatives complete the Consolidation prior to December 31, 2000, and Honse has not by December 31, 2000 resigned or been terminated for cause, Honse shall become entitled to a Transaction Incentive payment in the amount of 1.0 x the Annual Amount as defined herein.
In the event that Honse's employment is terminated by death or disability after the Consolidation, Honse, his estate, or his designated beneficiary shall be paid the full Transaction Incentive. In the event that Honse's employment is terminated by death or disability prior to the Consolidation, Honse, his estate or any beneficiary designated by Honse shall be entitled to a partial Transaction Incentive, prorated for the period of his employment between May 1, 1999 and the closing of the Consolidation. (For example, if Honse is terminated for one of these reasons on November 30, 1999 and the Consolidation occurs on June 1, 2000, Honse or his estate would be entitled to 7/13 of Transaction Incentive.) The Transaction Incentive shall be paid on or before January 31, 2001. The Transaction Incentive, including any payments under paragraph 5(c) herein, shall not be considered as income or compensation in determining Honse's benefits under any non-qualified benefit plan, including the Supplemental Executive Retirement Plan except that Honse may elect to defer all or part of the Transaction Incentive under the Executive Deferred Compensation Plan or comparable plan.

8.Annual Amount


     As used herein, the Annual Amount shall be determined as follows:

     (a) For calculating the severance allowance in the event that the Consolidation has not occurred at the time of the termination of employment, the Annual Amount shall equal Honse's average annual "W-2 income" for the last five complete calendar years.

     (b) For calculating the severance allowance in the event the Consolidation has occurred at the time of the termination of employment, or for calculating the Transaction Incentive, the Annual Amount shall equal the greater of:

        (i) Honse's average annual "W-2 income" for the last five complete calendar years;

       (ii) An amount equal to John D. Johnson's then current base salary plus short-term and long-term target bonus (the "Target Bonus"); or

      (iii) An amount equal to John D. Johnson's base salary plus Target Bonus for calendar year 1999.

9.Noncompetition


Executive agrees that during the term of his employment and thereafter for a period of two (2) years, Executive will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Company. Further, Executive agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. If Honse's employment terminates pursuant to paragraph 5(b), the foregoing restrictions shall extend only for a period of one (1) year thereafter.

10.  Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets, but, except to any such successor, purchaser, or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto.

11.  Construction

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.  Governing Laws


This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri.

13.  Notices


Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by Certified Mail, Return Receipt Requested:

If to Honse:        Robert Honse
                    2015 Hogan Drive
                    Lawrence, KS 66047

If to the Company:  Chief Executive Officer
                    Farmland Industries, Inc.
                    3315 North Oak Trafficway
                    Kansas City, MO 64116

With a copy to:     Vice President and General Counsel
                    Farmland Industries, Inc.
                    3315 North Oak Trafficway
                    Kansas City, MO 64116

14.  Entire Agreement


This Agreement shall constitute the entire agreement between the parties, superseding all prior agreements, and may not be modified or amended and no waiver shall be effective unless by written document signed by the Chief Executive Officer, or the Chairman of the Board and Honse.


     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

ROBERT HONSE                       FARMLAND INDUSTRIES, INC.

  /s/ ROBERT HONSE                   /s/  H.D. CLEBERG
___________________						____________________________________________
                                   By:  H.D. Cleberg
                                   Its:  President and Chief Executive Officer